United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2026

SOLIDION TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41323	87-1993879
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13344 Noel Road, Suite 1100

Dallas, TX 75240

(Address of principal executive offices, including zip code)

(972) 918-5120

Registrant’s telephone number, including area code:

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	STI	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On February 12, 2026, Solidion Technology, Inc. (the “Company”) filed a Registration Statement on Form S-1 (the “S-1”), relating to a public offering (the “Offering”) of up to 2,000,000 shares of the the Company’s common stock and, in lieu of shares, pre-funded warrants to purchase up to 2,000,000 shares of the Company’s common stock. The S-1 contains select preliminary unaudited estimated financial results for the fiscal year ended December 31, 2025, as set forth below.

The Company is providing ranges for these preliminary results because its financial closing procedures for the year ended December 31, 2025 are not yet complete. These estimates are based solely on information available to management as of the date of this Current Report on Form 8-K and remain subject to change as the Company completes its normal year-end accounting and audit processes. Accordingly, the preliminary financial information should not be viewed as final or as a substitute for the Company’s audited financial statements.

The preliminary financial information included herein has been prepared by, and is the responsibility of, the Company’s management. The Company’s independent registered public accounting firm, CBIZ CPAs P.C. (“CBIZ”), has not audited, reviewed, compiled, or performed any procedures with respect to such information. Accordingly, CBIZ does not express an opinion or any form of assurance regarding these preliminary estimates.

Preliminary Estimated Results of Operations

The following table sets forth the Company’s preliminary estimated results of operations:

	Year Ended December 31, 2025		Year Ended December 31, 2024
	Low (estimated)	High (estimated)	Actual
Net sales	$—	$13,350	$—
Net loss	(30,000,000)	(38,000,000)	(25,929,003)

The Company expects net sales for the year ended December 31, 2025 to remain at zero or increase modestly by up to $13,350 as compared to the year ended December 31, 2024, primarily due to the fact that the Company is an early-stage company.

The Company expects that its net loss for the year ended December 31, 2025 will increase between $4.1 million and $12.1 million as compared to the net loss reported for the year ended December 31, 2024, primarily due to non-cash losses due to a change in the fair value of derivative liabilities related to the Forward Purchase Agreement with Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, LP, and Meteora Strategic Capital, LLC, and the Series A, Series B, Series C, and Series D warrants issued in connection with the March and August 2024 Private Placement financings.

Preliminary Estimated Financial Condition

The following table sets forth the Company’s preliminary estimated financial condition:

	As of December 31, 2025		As of December 31, 2024
	Low (estimated)	High (estimated)	Actual
Cash and cash equivalents	$200,000	$250,000	$3,353,732
Total debt, including current portion	2,900,000	2,950,000	1,917,962

The Company expects cash and cash equivalents as of December 31, 2025 to decrease compared to December 31, 2024, primarily due to increased spending on research and development, including personnel costs, third-party validation testing, and prototype and process scale-up activities, as well as increased business development and general and administrative costs.

Total debt (including the current portion) is expected to increase, primarily due to the execution of an unsecured promissory note with Great Point Capital, LLC on October 29, 2025.

Forward-Looking Statements

The preliminary estimates included in this Current Report contain forward-looking statements and are subject to risks and uncertainties. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties. Actual results remain subject to completion of management’s final review, year-end closing procedures, and audit processes, and may differ materially from the estimates provided. These preliminary estimates are not a comprehensive statement of the Company’s results of operations or financial condition for the periods presented and should not be relied upon as such. The Company’s audited financial statements for the year ended December 31, 2025 will be filed with the SEC upon completion of the Company’s year-end audit and reporting processes.

The information in this Item 2.02 is being furnished, not filed, and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor incorporated by reference into any filing under the Securities Act, or the Exchange Act, except as expressly set forth by specific reference in such filing.

This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 12, 2026

SOLIDION TECHNOLOGY, INC.

By:	/s/ Jaymes Winters
Name:	Jaymes Winters
Title:	Chief Executive Officer

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